Exhibit 99.2

TRANS-INDIA ACQUISITION CORPORATION

COMPLETES INITIAL PUBLIC OFFERING

CHICAGO, Illinois — February 14, 2007 — Trans-India Acquisition Corporation (AMEX: TIL.U) announced today the closing of 11,500,000 units at $8.00 per unit in its initial public offering (including the underwriters’ over-allotment option of 1,500,000 units). The Company also consummated on February 14, 2007 private placements of an additional 200,000 units at $8.00 per unit to certain members of its management team, their affiliates and its special advisor. The Company generated gross proceeds of $93,600,000 from the sale of the units in the initial public offering and the private placements.

The lead underwriter for the public offering was I-Bankers Securities, Inc., with CRT Capital Group LLC acting as co-manager.

Audited financial statements as of February 14, 2007, reflecting receipt of the proceeds upon consummation of the initial public offering, will be prepared and issued by the Company as soon as practicable and included as Exhibit 99.1 to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

The Company intends to utilize the net proceeds from this offering to acquire one or more target businesses with operations primarily in India, with a focus on the life sciences sector of the Indian economy.

Copies of the final prospectus related to the offering can be obtained by contacting I-Bankers Securities, Inc. at: 125 E. John Carpenter Freeway, Suite 260, Irving, Texas 75062 (Telephone 214-687-0020). The prospectus is also available on the Securities and Exchange Commission website at http://www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor will there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release may contain certain forward-looking statements including statements with regard to the future performance of the Company. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties that are detailed in the Company’s prospectus and other filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contact

Bobba Venkatadri

President and Chief Executive Officer

Trans-India Acquisition Corporation

(510) 432-5492